Exhibit 2.8

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.  If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, solicitor, accountant or other independent financial adviser who, if you are taking advice in the United Kingdom, is duly authorised pursuant to the Financial Services and Markets Act 2000 or from an appropriately authorised independent financial adviser if you are in a territory outside the United Kingdom.

The distribution of this document in jurisdictions other than the United Kingdom may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document comes should inform themselves about and observe any such restrictions.  Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

lastminute.com plc

Registered in England Number 3852152

Registered Office: 39 Victoria Street, London SW1H 0EE

8 June 2005

To holders of options granted under the lastminute.com plc Sharesave Scheme (the “Sharesave Scheme”)

No dealing costs will apply if you use the enclosed Form of Exercise to exercise your options as a result of the Scheme of Arrangement

Dear Colleague

Recommended Acquisition of lastminute.com plc (“lastminute.com”) by Travelocity Europe Limited (“Travelocity Europe”), a wholly owned subsidiary of Sabre, Inc.

I am very pleased to write to you with details of how the proposed acquisition of lastminute.com by Travelocity Europe, which was announced on 12 May 2005, will affect your option(s) granted under the Sharesave Scheme.  Full details of the proposed acquisition are set out in the Scheme of Arrangement document (the “Scheme Document”) which was sent to lastminute.com Shareholders, and which is also being sent to you for your information.

The purpose of this letter is to explain the impact that the proposed acquisition will have on your sharesave option(s) and to enclose a form of exercise (the “Form of Exercise”) which you can use to exercise these.

FOR THOSE EMPLOYEES WITH OPTIONS THAT MATURED ON 1 JUNE 2005 AND HAVE NOT ALREADY EXERCISED THEIR OPTION, THIS LETTER REPLACES THE LETTER SENT TO YOU FROM ABBEY AT WORK IN RESPECT OF THOSE OPTIONS.

A separate letter will be sent to you if you hold options under other lastminute.com share schemes.

Scheme of Arrangement

The proposed acquisition is to be effected under a Scheme of Arrangement which is being put to lastminute.com Shareholders on 29 June 2005 and to the Court for approval on or about 19 July 2005.  You should note that all the dates stated in this letter are subject to change. Assuming the Scheme of Arrangement is approved, all lastminute.com Shares will be automatically cancelled and the holders of lastminute.com Shares will receive a cash payment on the following basis:

for each lastminute.com Share                         165 pence in cash

Further details of the Scheme of Arrangement are set out in the Scheme Document.

Effect on your Sharesave Option(s)

Under the rules of the Sharesave Scheme the lastminute.com board of directors is obliged to notify you of the date on which the Court approves the Scheme of Arrangement (expected to be on 19 July 2005).  All sharesave option(s) (whether or not currently exercisable) will become exercisable for a one month period from the date of such notification (the “Exercise Period”) and will then lapse.

This letter should be taken as the required notification under the rules of the Sharesave Scheme (which will become effective if the Scheme of Arrangement is approved by the Court).  As such your sharesave option(s) will become exercisable (using only the amount of the savings and any interest accrued up to the time you exercise your sharesave option(s)) on 19 July 2005 (or such other date on which the Scheme of Arrangement is approved by the Court) and cease to be exercisable one month later. If you wish to exercise your sharesave option(s) using the Form of Exercise, you are not permitted to make any additional savings into your sharesave account other than your normal monthly contributions to the end of June.

If you exercise your sharesave option(s) you will become a lastminute.com Shareholder and your lastminute.com Shares will be compulsorily acquired by Travelocity Europe under lastminute.com’s amended Articles of Association so that, in due course, you will receive a cash payment of 165p for each lastminute.com Share you acquire. You have the additional benefit of not having to incur dealing costs for selling your shares.

If you do not exercise your sharesave option(s) during the Exercise Period, your right to exercise will lapse and you will not receive any benefit.  You may withdraw your savings and interest accrued in cash at any time, or you can carry on saving with the appropriate savings carrier either to maturity and receive your tax free bonus on maturity, or until you leave, if earlier, but you will NOT receive any lastminute.com Shares as your right to acquire shares will lapse on or about 19 August 2005.

If you choose to exercise your sharesave option(s) using the Form of Exercise, exercise will take effect as soon as practicable after the Court approves the Scheme of Arrangement, which is expected to be on 19 July 2005.

How to exercise your Sharesave Option(s)

To exercise your sharesave option(s) conditional upon the Court’s approval of the Scheme of Arrangement, the completed Form of Exercise must be returned to the Company Secretarial Department, lastminute.com plc at 39 Victoria Street, London SW1H 0EE (or by fax to 0870 145 9050) so as to be received by no later than 3.00 p.m. on Friday 8 July 2005.  If you miss this deadline you will still be able to exercise your sharesave option(s). However, you will need to first contact the Company Secretarial Department on the telephone number set out at the end of this letter.

Your completed Form of Exercise will only have effect if the Scheme of Arrangement is approved by lastminute.com Shareholders on 29 June 2005 and the Court on or about 19 July 2005.

If you are already able to exercise your sharesave option(s) for a reason unconnected with the Scheme of Arrangement or you have already left employment in circumstances which allow you a right of exercise, you may exercise your sharesave option(s) over lastminute.com Shares before the Scheme of Arrangement takes effect.  To do this, if you hold 2002 and 2003 sharesave options you should contact Abbey at work by telephone on 0870 6000624 or if you hold 2004 sharesave options you should contact Lloyds TSB by telephone on 0870 2418127.  However the effect of the Scheme of Arrangement may then shorten the period in which you can exercise your sharesave option(s).

Nothing in this letter is designed to extend the life of a sharesave option which lapses (or has already lapsed) under the rules of the Sharesave Scheme.

Taxation

A summary of the UK taxation consequences of the exercise of your sharesave option(s) and of the receipt of the cash payment is set out in the appendix to this letter.

There may be circumstances in which you might wish to exercise your 2002 sharesave option which matured on 1 June 2005 not using the Form of Exercise e.g. if you wish to effect a spouse transfer of lastminute.com Shares acquired on the exercise of approved options that have been held for three years to utilise a spouse’s capital gains tax exemption (in which case you will need to exercise any such option prior to the Scheme Record Time (as defined in the Scheme Document)). In such circumstances, you should contact Abbey at work for details of the procedure to follow.

Please note that the Company will not be able to give any advice on taxation or the tax treatment of an exercise of options due to the restrictions imposed on providing financial advice. Therefore if you are in any doubt as to your personal tax position or if you are subject to taxation in any jurisdiction other than the UK, you should consult an appropriate independent professional adviser without delay.

Action to be Taken

What action you take is a matter for you alone to decide.  If you wish to exercise your sharesave option(s) and receive the cash payment of 165p per lastminute.com Share (less any income tax liability due) conditional upon, and as soon as possible following the Court’s approval of the Scheme of Arrangement, you should complete the Form of Exercise.  The Form of Exercise must be received by the Company Secretarial Department, lastminute.com plc, at 39 Victoria Street, London, SW1H 0EE (or by fax to 0870 145 9050) as soon as possible and no later than 3.00 p.m. on Friday 8 July 2005. Unless the Scheme of Arrangement is delayed for any reason, it is expected that payments will be sent to home addresses by 3 August 2005.

If you are in any doubt as to what action to take, you should consult your own professional independent financial adviser authorised under the Financial Services and Markets Act 2000.

Remember, your sharesave option(s) will lapse in due course (expected to be on or about 19 August 2005) unless you take steps to exercise it/them.

Failure to return the Form of Exercise by Friday 8 July 2005.

If you fail to return the Form of Exercise by Friday 8 July 2005 then you may still be able to exercise your sharesave option(s) until or about 19 August 2005 (or any earlier date on which your sharesave option(s) lapses if you cease employment) but you will delay receipt of your cash payment.  In such circumstances you will need to contact the Company Secretarial Department on the telephone number set out at the end of this letter.

If you do not exercise your sharesave option(s) by the date your option(s) lapse(s), you may either withdraw your savings and interest, or carry on saving until maturity, as explained above under “Effect on your Sharesave Option(s)”.  You will have to make your own arrangements to continue your savings.

Further Information

If you have any queries in relation to this letter or how to complete the Form of Exercise, you should contact the Company Secretarial Department on telephone number 020 7866 4455.

The lastminute.com Board, which has been so advised by Merrill Lynch and UBS, considers the proposal set out in this letter to be fair and reasonable.  In providing advice to the lastminute.com Board, Merrill Lynch and UBS have taken account of the commercial assessments of the lastminute.com Board.

Please note that the dates in this letter are indicative.  If the relevant dates are substantially altered, you will be contacted again.

Yours sincerely

/s/ Simon Watkins
Simon Watkins
Company Secretary

NOTES:

(a)

A copy of the rules of the Sharesave Scheme will be available for inspection at lastminute.com’s registered office at 39 Victoria Street, London, SW1H 0EE, during usual business hours (or upon request to the Company Secretary).

(b)

The lastminute.com Directors accept responsibility for the information contained in this letter. To the best of the knowledge and belief of the lastminute.com Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this letter for which they are responsible, is in accordance with the facts and does not omit anything likely to affect the import of such information.

(c)

Merrill Lynch is acting exclusively for lastminute.com and for no one else in connection with the Acquisition and will not be responsible to anyone other than lastminute.com for providing the protections afforded to clients of Merrill Lynch or for providing advice in relation to the Acquisition, or any matter referred to in this letter. Merrill Lynch has given and has not withdrawn its written consent to the issue of this letter and the inclusion therein of the reference to its name in the form and context in which it appears.

(d)

UBS is acting exclusively for lastminute.com and for no one else in connection with the Acquisition and will not be responsible to anyone other than lastminute.com for providing the protections afforded to clients of UBS or for providing advice in relation to the Acquisition, or any other matter referred to in this letter. UBS has given and has not withdrawn its written consent to the issue of this letter and the inclusion therein of the reference to its name in the form and context in which it appears.

(e)	The Form of Exercise, including the Terms and Conditions, shall be deemed an integral part of the proposal set out in this letter.

(f)	Accidental omission to despatch this letter to, or any failure to receive the same by any person to whom this letter should be sent, shall not invalidate the proposal in this letter in any way.

(g)

In the event of any conflict between this letter and the Form of Exercise and the rules of the Sharesave Scheme and current legislation, the rules of the Sharesave Scheme and legislation take precedence.

APPENDIX

The contents of this appendix are intended as a general guide to the UK taxation position in relation to your sharesave option(s) through the Scheme of Arrangement process.  It is not a full description of all the circumstances in which a tax liability may arise and is based on current law and practice.

As mentioned in the accompanying letter, a preferential tax treatment may result in certain circumstances e.g. if you exercise a sharesave option granted in 2002 prior to the Scheme Record Time (as defined in the Scheme Document) and transfer shares to your spouse.  If you are in any doubt as to your tax position or if you are subject to taxation in any jurisdiction other than the United Kingdom, you should consult an appropriate professional adviser without delay.

1.             Exercise of Sharesave Option

If you exercise a sharesave option granted in 2002, as you have held this option for 3 years, you will not pay income tax on the gain arising on exercise of that option.

If you exercise a sharesave option granted in 2003 or 2004, you will pay income tax on the gain of 165p per lastminute.com Share less the exercise price.  Thus, in the case of sharesave options granted in 2003 with an option price of 89p, income tax will be payable on 76p per lastminute.com Share and in the case of sharesave options granted in 2004 with an option price of 93p, income tax will be payable on 72p per lastminute.com Share.  If, however, you have already left employment with lastminute.com by reason of injury, disability, redundancy or retirement (at or after age 60), no income tax will be due on exercise.

National Insurance contributions do not apply to the exercise of sharesave option(s) and the exercise of sharesave options has no capital gains tax implications.

2.         Receipt of 165p per lastminute.com Share under the Scheme of Arrangement

The receipt of 165p per lastminute.com Share has no income tax or National Insurance contributions implications.

For all sharesave options granted in 2002 and any sharesave options granted in 2003 and 2004 being exercised by ex-employees who have left employment as a result of injury, disability, redundancy or retirement on or after the age of 60, the receipt of 165p per lastminute.com Share is a disposal for capital gains tax purposes.  Capital gains tax will arise on the difference between 165p per lastminute.com Share and the relevant option exercise price.

There will be no taper relief in respect of the receipt of the 165p per lastminute.com Share as the lastminute.com Shares will not have been held for the requisite period.

Liability to capital gains tax will arise only to the extent that your total capital gains (less allowable losses and after any taper relief applying to other gains) for the tax year to 5 April 2006 exceed the annual exemption amount for each individual (which is £8,500 for the tax year to 5 April 2006).

For all other sharesave options granted in 2003 and 2004, the receipt of 165p per lastminute.com Share has no capital gains tax implications as income tax will apply to the whole of the gain on exercise.

3.             Self Assessment

If you are subject to income tax on the exercise of your sharesave option(s), or capital gains tax in respect of the sale of your lastminute.com Shares, you will be required to notify HM Revenue & Customs (the Inspector of Taxes for your tax district) even if you do not automatically receive a tax return.  You may therefore need to request a self-assessment return form for completion and submission.  You are strongly recommended to put aside enough money to pay this assessment when the time comes.

If you are in any doubt as to your personal tax position you should seek advice from an independent professional adviser.

lastminute.com plc

Form of Exercise (the ‘Form’) for use in connection with the lastminute.com plc Sharesave Scheme (the “Sharesave Scheme”)

This Form is important and requires your immediate attention. Before completing it, please read the accompanying letter from lastminute.com dated 8 June 2005, the Scheme Document and the Terms and Conditions carefully.  Please complete in black ink.

If the optionholder is away from home (e.g. working abroad or on holiday) please contact the optionholder by the quickest means possible.

Following completion, this Form should be returned to:

Company Secretarial Department lastminute.com plc 39 Victoria Street London SW1H 0EE or by fax to 0870 145 9050

to be received no later than 3.00 p.m. on Friday 8 July 2005.

If you do not exercise your sharesave option(s), they will in due course lapse and cease to be of any value.

1.             Your Details

You must insert your full name, address, and your work and home telephone numbers in the boxes below:

Name

Address

Work Telephone Number	Ext

Home Telephone Number

2. Exercise of Sharesave Options

The attached sheet details the sharesave option(s) that you currently hold; the extent to which you can exercise your option(s) will depend on the savings made and any interest received to date in your account. Insert in the table below the relevant details in relation to each of your sharesave option(s) that you wish to exercise (to the extent of your savings and interest) conditional upon, and as soon as practicable after, the Court approving the Scheme of Arrangement.

Option grant date	Option price per lastminute.com Share (pence)	Sharesave Account Number	Tick(✓) to exercise your option(s) to the extent of your savings
		(Column A)	(Column B)
17/04/02	48
16/06/03	89
30/12/04	93

Notes:

(1)           You should insert the sharesave account number(s) in the box(es) in Column A for the option(s) you are choosing to exercise.

(2)           Tick the box(es) in Column B to exercise your option(s).  Your option(s) will be exercised to the extent of your savings and any interest conditional upon, and as soon as practicable after, the Court approves the Scheme of Arrangement, expected to be on 19 July 2005.

(3)           If you tick Column B in respect of an option which you do not hold, your choice will, to that extent, be invalid.

(4)           Abbey at work and/or Lloyds TSB (as appropriate) will pay any balance from your sharesave account that is less than the option price of one lastminute.com Share to charity unless you tick the box below to request that such balance is returned to you.

3.             Complete the signature box (failure to do so will result in the Form being ineffective)

Signature

Name (print)

Date

Note

Signing the signature box and returning this Form is your confirmation that you want to exercise the option(s) shown above and agree to the terms of the letter accompanying this Form and the Terms and Conditions of this Form.  If you only sign the signature box and leave the rest of the Form blank you will be deemed to have exercised all of your sharesave option(s) to the extent of your savings and interest as at the date of, and conditional upon, the Court approving the Scheme of Arrangement.

TERMS AND CONDITIONS

1.             This Form and the choices you make will have no effect unless the Scheme of Arrangement is approved by the lastminute.com Shareholders at an extraordinary general meeting and at the Court convened meeting, and approved by the Court pursuant to section 425 of the Companies Act 1985.

2.             Subject to the following paragraphs, this Form will be of no effect unless it is duly completed and received by the Company Secretarial Department, lastminute.com plc at 39 Victoria Street, London SW1H 0EE (or by fax to 0870 145 9050) no later than 3.00 p.m. on Friday 8 July 2005.

3.             The delivery of a completed and signed Form may, if lastminute.com so determines, be as effective as if it were duly completed and received despite the fact that it is not completed or received strictly in accordance with the Form and the Terms and Conditions.

4.             Your existing option certificate(s) will cease to be valid after the effective date of your election to exercise your sharesave option(s) over lastminute.com Shares.

5.             By completing the table in section 2 above you are choosing irrevocably to:

(a)           elect to exercise your sharesave option(s) against which you have placed a tick in Box B to the maximum extent of your savings and any interest accrued on the date (expected to be on 19 July 2005) conditional upon, and as soon as practicable after, the Court approving the Scheme of Arrangement;

(b)           authorise Abbey at work if you hold 2002 and 2003 sharesave options or Lloyds TSB if you hold 2004 options to close your sharesave account with Abbey at work and/or Lloyds TSB (as applicable) on or about 19 July 2005 and pay the proceeds including any interest to lastminute.com or its agent to exercise your sharesave option(s) to the maximum extent of your savings and interest at that date;

(c)           accept that the resulting lastminute.com Shares will be compulsorily acquired by Travelocity Europe;

(d)           instruct lastminute.com to stop making deductions from your pay into your sharesave account with Abbey at work if you hold 2002 and 2003 sharesave options or Lloyds TSB if you hold 2004 options so that the last deduction will have been made by 30 June 2005; and

(e)           authorise Abbey at work if you hold 2002 and 2003 sharesave options or Lloyds TSB if you hold 2004 options to pay any balance from your sharesave account that is less than the option price of one lastminute.com Share to charity unless you tick the box in section 2 above to request that such balance is returned to you.

6.             Your signature on this Form constitutes irrevocable authority to Travelocity Europe to send you the consideration payable for your lastminute.com Shares through the post at your risk addressed to you at the address set out under your name on this Form or, if none, to your last known address.

7.             The exercise of your sharesave option(s) using this Form shall be of no effect if:

(a)           lastminute.com, in its absolute discretion, in writing allows you to withdraw this Form not later than the day before the date on which the Court approves the Scheme of Arrangement pursuant to section 425 of the Companies Act 1985; or

(b)           you do not hold a valid and exercisable sharesave option at the date of exercise.

8.             If you sign this Form, but do not complete any other boxes, or otherwise complete this Form incorrectly, you will be deemed to have selected to exercise your sharesave option(s) to the maximum extent of your savings and the interest accrued on the date on which the Court approves the Scheme of Arrangement.

9.             lastminute.com, Travelocity Europe, Abbey at work and Lloyds TSB accept no responsibility for documentation lost or delayed in the postal system.

10.           If you are in any doubt about the action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, solicitor, accountant, or other independent financial adviser who, if you are taking advice in the United Kingdom, is duly authorised pursuant to the Financial Services and Markets Act 2000, or from an appropriately authorised independent financial adviser if you are taking advice in a territory outside the United Kingdom.

11.           The distribution of this document in jurisdictions other than the United Kingdom may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe such restrictions.  Any failure to comply with the restrictions may constitute a violation of the securities laws of any such jurisdiction.  This document does not constitute an offer or an invitation to purchase or subscribe for any securities or a solicitation of an offer to buy any securities pursuant to the document or otherwise in any jurisdiction in which such offer or solicitation is unlawful.

12.           If the optionholder is away from home (e.g. working abroad or on holiday) please contact the optionholder by the quickest means possible.  Alternatively, if he or she has executed a power of attorney giving sufficient authority, have this Form signed by the attorney.  In the latter case, the power of attorney (or a copy thereof duly certified in accordance with the Power of Attorney Act 1971) should be lodged with this Form.